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                         ARTHUR ANDERSEN LLP

                                              Exhibit (15)









To Consumers Power Company:

We are aware that Consumers Power Company has incorporated by reference in its Registration Statements No. 33-63949 and No. 33-63949-01 its Form 10-Q for the quarter ended September 30, 1995, which includes our report dated November 9, 1995 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                    Arthur Andersen LLP



Detroit, Michigan,
    November 9, 1995

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